EXHIBIT 99.1

PRESS RELEASE

US $

RESOLUTE REPORTS PRELIMINARY SECOND QUARTER 2012 RESULTS

•	Second quarter adjusted EBITDA of $120 million, up 69% from first quarter

•	$116 million of cash provided by operating activities

•	Net debt of $212 million

•	Fibrek acquisition complete

MONTREAL, CANADA, August 1, 2012 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP), today reported a net loss of $20 million for the second quarter, or $(0.20) per share, on sales of $1.2 billion. This compares with net income of $61 million, or $0.63 per diluted share, on sales of $1.2 billion in the second quarter of 2011.

Excluding $50 million of special items described below, net income for the quarter was $30 million, or $0.30 per diluted share. Net income excluding special items for the second quarter of 2011 was $63 million, or $0.65 per diluted share, and included a $44 million income tax benefit from a tax reserve adjustment.

“Resolute’s newsprint, specialty papers and wood products segments each delivered their strongest quarterly results in recent history, more than making up for headwinds in the pulp and coated papers segments” said Richard Garneau, president and chief executive officer. “Our cost-focused strategy positions us to continually optimize our diversified asset base and generate cash even in challenging environments.”

DESCRIPTION OF SPECIAL ITEMS

Special items incurred in the second quarter of 2012, net of tax, included:

•	$45 million charge related to closure costs, impairment and other related charges on the indefinite idling of our Mersey, Nova Scotia, newsprint mill

•	$13 million non-cash gain related to reorganization tax adjustments

•	$10 million non-cash charge on translation of Canadian dollar net monetary assets

•	$4 million non-cash charge for inventory write-downs on the indefinite idling of our Mersey mill

•	$3 million of transaction costs related to the acquisition of Fibrek

•	A severance charge and post-emergence costs, offset by a gain on disposition of assets and other income

Special items incurred in the second quarter of 2011, net of tax, included:

•	$8 million charge for post-emergence costs

•	$7 million income, net, from a gain on disposition of assets and other income

•	$5 million charge related to closure costs and severance charges

•	$4 million non-cash gain on translation of Canadian dollar net monetary assets

Non-GAAP financial measures, such as adjusted EBITDA and special item adjustments, are reconciled below.

SEGMENT DETAILS

Newsprint

The newsprint segment generated operating income of $32 million, an $11 million increase over the first quarter of 2012, the result of seasonal improvements in power costs, various mill efficiency initiatives and a weaker Canadian dollar, as well as seasonally higher volume. The increase outweighed a modest decline in transaction price, which is attributable to declining prices in certain export markets, primarily as result of unfavorable currency fluctuations. The Company announced the indefinite idling of its export-focused mill in Nova Scotia in response to these conditions, which have negatively affected exports to these markets.

Coated Papers

Operating income in the coated papers segment was $5 million higher in the second quarter than in the first, at $4 million. Operating costs were down $40 per short ton, mainly because of the significant costs associated with an extended outage in the first quarter for maintenance and capital improvements. Shipments were down 5%, while average transaction price was down only 1%. In the quarter, as previously reported, the Company announced the idling, for an indeterminate period, of one paper machine at the Catawba mill, as it explores ways to further improve the mill’s overall profitability.

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Specialty Papers

The specialty papers segment generated operating income of $27 million, a $12 million increase over the previous quarter. Operating costs were $30 per short ton lower in the quarter, due to seasonal improvements in power costs, various mill efficiency initiatives and a weaker Canadian dollar, as well as seasonally higher volume.

Market Pulp

Operating loss in the market pulp segment was $7 million, a $14 million improvement from the $21 million operating loss in the previous quarter. Not including Fibrek, which contributed $2 million to operating income in the quarter, average transaction price rose 2% in the second quarter and shipments were up 6%. Shipments increased due in part to annual maintenance in the first quarter at the Coosa Pines and Catawba mills. As planned, the second quarter included major maintenance at two other mills, while the Company chose to delay the last outage to the third quarter. Inventory increased over 60,000 metric tons, reflecting the addition of Fibrek. Starting May 2, Fibrek’s northern bleached softwood kraft pulp mill and its two recycled bleached kraft pulp mills have been consolidated within Resolute’s market pulp segment.

Wood Products

The wood products segment reported operating income of $12 million in the second quarter, compared to a loss of $6 million in the first quarter. Improving North American housing starts led to a $39 per thousand board feet increase in average transaction price, a 5% increase in shipments and an 11% drop in inventory.

Corporate & Finance Initiatives

The Company used cash on hand to repurchase 1,054,267 shares of its common stock during the quarter, at a total cost of $12 million. With $510 million of cash, the Company ended the quarter with approximately $1 billion of available liquidity. Resolute continued to improve working capital, reducing it a further $33 million in the quarter, and also decreased restricted cash by $72 million on the release of a tax indemnity given in connection with the sale of Quebec hydroelectric assets in 2009.

As of June 30, Resolute had acquired 74.6% of the outstanding shares of Fibrek Inc. (TSX: FBK), for aggregate consideration of approximately 2.8 million shares and $53 million. On July 31, the Company completed the second step transaction for the remaining 25.4% of Fibrek, pursuant to which it distributed aggregate additional consideration of approximately 940,000 shares and $18 million.

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OUTLOOK

“We are encouraged by the positive momentum building in U.S. housing starts and pleased with the effect this gradual improvement is having on our wood products segment,” said Mr. Garneau. “Despite challenging environments, the newsprint segment continues to generate consistent margins, including a noteworthy second quarter 12% EBITDA margin. Keeping with our optimization strategy, we will continue to manage our exposure to export markets where unfavorable currency fluctuations have created difficult conditions for North American producers. We expect a modest improvement in the coated, specialty and newsprint segments as a result of seasonal demand increases, but the impact of recent newsprint and specialty paper mill restart announcements is creating uncertainty. Based on current conditions, we do not see a meaningful improvement in the pulp segment for the balance of the year.”

EARNINGS CONFERENCE CALL

The Company will hold a conference call to discuss the financial results at 9:00 a.m. (ET) today. The public is invited to join the call at (866) 696-5910 (pass code 6266741) at least fifteen minutes before its scheduled start time. A simultaneous webcast, with visual presentation, will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.resolutefp.com. A replay of the webcast will be archived on the Company’s website. A phone replay will also be available until August 15 by dialing (800) 408-3053 with the pass code 9217638.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

Statements in this press release and the earnings conference call referred to above that are not reported financial results or other historical information of Resolute Forest Products are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements relating to our: efforts to continue to reduce costs and increase revenues and profitability, including our cost-reduction initiatives regarding selling, general and administrative expenses; business and operating outlook; assessment of market conditions; prospects, growth strategies and the industry in which we operate; and strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “anticipate,” “attempt,” “project” and other terms with similar meaning indicating possible future events or potential impact on our business or Resolute’s shareholders.

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The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause Resolute’s actual future financial condition, results of operations and performance to differ materially from those expressed or implied in the presentation referred to above include, but are not limited to, the potential risks and uncertainties set forth under the heading “Risk Factors” in Part I, Item 1A of Resolute’s annual report on Form 10-K for the year ended December 31, 2011, filed with the United States Securities and Exchange Commission and Resolute’s other filings with the Canadian securities regulatory authorities.

All forward-looking statements in the presentation referred to above are expressly qualified by the cautionary statements contained or referred to above and in Resolute’s other filings with the SEC and the Canadian securities regulatory authorities. Resolute disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

ABOUT RESOLUTE FOREST PRODUCTS

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including newsprint, commercial printing papers, market pulp and wood products. The Company owns or operates 21 pulp and paper mills and 22 wood products facilities in the United States, Canada and South Korea. Marketing its products in more than 90 countries, Resolute has third-party certified 100% of its managed woodlands to sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute and other member companies of the Forest Products Association of Canada, as well as a number of environmental organizations, are partners in the Canadian Boreal Forest Agreement. The group works to identify solutions to conservation issues that meet the goal of balancing equally the three pillars of sustainability linked to human activities: environmental, social and economic. Resolute is also a member of the World Wildlife Fund’s Climate Savers program, in which businesses establish ambitious targets to voluntarily reduce greenhouse gas emissions and work aggressively toward achieving them.

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CONTACTS

Investors	Media and Others

Rémi G. Lalonde Vice President, Investor Relations 514 394-2345 ir@resolutefp.com	Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com

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RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Three Months	Three Months	Six Months	Six Months
	Ended June 30,	Ended June 30,	Ended June 30,	Ended June 30,
	2012	2011	2012	2011
Sales	$1,168	$1,200	$2,222	$2,385
Costs and expenses:
Cost of sales, excluding depreciation, amortization and cost of timber harvested	885	911	1,721	1,833
Depreciation, amortization and cost of timber harvested	58	55	115	109
Distribution costs	133	141	254	274
Selling, general and administrative expenses	41	40	73	77
Closure costs, impairment and other related charges (2)	88	4	93	17
Net gain on disposition of assets (3)	(1)	(3)	(24)	(4)

Operating (loss) income	(36)	52	(10)	79

Other (expense) income:
Interest expense	(18)	(28)	(34)	(58)
Foreign currency translation (loss) gain (4)	(9)	2	3	30
Other, net	(1)	(4)	—	(13)

(Loss) Income before income taxes	(64)	22	(41)	38

Income tax (provision) benefit (5)	(1)	39	9	53

Net (loss) income including noncontrolling interests	(65)	61	(32)	91
Net loss attributable to noncontrolling interests	45	—	35	—

Net (loss) income attributable to Resolute Forest Products Inc.	$(20)	$61	$3	$91

Net (loss) income per share attributable to Resolute Forest Products Inc. common shareholders: (6)
Basic	$(0.20)	$0.63	$0.03	$0.94
Diluted	$(0.20)	$0.63	$0.03	$0.94

Weighted-average number of Resolute Forest Products Inc. common shares outstanding: (6)
Basic	98.9	97.1	98.0	97.1
Diluted	98.9	97.1	98.0	97.1

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	June 30,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$510	$369
Accounts receivable trade, net	572	582
Accounts receivable other	109	168
Inventories, net	512	475
Assets held for sale (3)	80	7
Deferred income tax assets	110	109
Other current assets	66	59

Total current assets	1,959	1,769

Fixed assets, net	2,500	2,502
Amortizable intangible assets, net	70	18
Deferred income tax assets	1,755	1,749
Other assets	189	260

Total assets	$6,473	$6,298

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$549	$544
Short-term bank debt	21	—
Current portion of long-term debt	77	—
Liabilities associated with assets held for sale (3)	63	—

Total current liabilities	710	544

Long-term debt, net of current portion	624	621
Pension and other postretirement benefit obligations	1,520	1,524
Deferred income tax liabilities	73	75
Other long-term liabilities	56	57

Total liabilities	2,983	2,821

Commitments and contingencies

Equity:
Common stock	—	—
Additional paid-in capital	3,726	3,687
Retained earnings	44	41
Accumulated other comprehensive loss	(315)	(311)
Treasury stock at cost	(12)	—

Total Resolute Forest Products Inc. shareholders’ equity	3,443	3,417
Noncontrolling interests	47	60

Total equity	3,490	3,477

Total liabilities and equity	$6,473	$6,298

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Six Months	Six Months
	Ended June 30,	Ended June 30,
	2012	2011
Cash flows from operating activities:
Net (loss) income including noncontrolling interests	$(32)	$91
Adjustments to reconcile net (loss) income including noncontrolling interests to net cash provided by operating activities:
Share-based compensation	3	1
Depreciation, amortization and cost of timber harvested	115	109
Closure costs, impairment and other related charges	93	16
Write-downs of inventory	7	1
Deferred income taxes	(3)	(53)
Net pension contributions	(35)	(62)
Net gain on disposition of assets	(24)	(4)
Gain on translation of foreign currency denominated deferred income taxes	(6)	(47)
Loss on translation of foreign currency denominated pension and other postretirement benefit obligations	5	33
Premium related to debt redemptions	—	(11)
Dividends received from equity method investees in excess of income	—	3
Other, net	1	1
Changes in working capital:
Accounts receivable	75	(53)
Inventories	8	(8)
Other current assets	2	18
Accounts payable and accrued liabilities	(36)	(20)

Net change in working capital	49	(63)

Net cash provided by operating activities	173	15

Cash flows from investing activities:
Cash invested in fixed assets	(58)	(32)
Disposition of investment in ACH Limited Partnership	—	296
Disposition of other assets	26	8
Acquisition of Fibrek Inc., net of cash acquired (1)	(24)	—
Proceeds from insurance settlement	—	4
Decrease (increase) in restricted cash	76	(3)
Increase in deposit requirements for letters of credit, net	(7)	(7)

Net cash provided by investing activities	13	266

Cash flows from financing activities:
Purchases of treasury stock	(12)	—
Dividends and distribution to noncontrolling interests	(1)	(19)
Acquisition of noncontrolling interest (1)	(17)	(15)
Payments of long-term debt	(15)	(269)

Net cash used in financing activities	(45)	(303)

Net increase (decrease) in cash and cash equivalents	141	(22)
Cash and cash equivalents:
Beginning of period	369	319

End of period	$510	$297

RESOLUTE FOREST PRODUCTS INC.

STATEMENTS OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS

A reconciliation of our operating income, net income and net income per share reported before special items is presented in the tables below. See Note 7 to the Unaudited Consolidated Financial Statement Information regarding our use of non-GAAP measures.

Three Months Ended June 30, 2012	Operating
(unaudited, in millions except per share amounts)	income (loss)	Net (loss) income	EPS
GAAP as reported	$(36)	$(20)	$(0.20)

Adjustments for special items:
Foreign currency translation loss	—	10	0.10
Severance	1	1	0.01
Closure costs, impairment and other related charges	88	45	0.45
Inventory write-downs included in cost of sales	7	4	0.04
Net gain on disposition of assets	(1)	(1)	(0.01)
Post-emergence costs	—	2	0.02
Transaction costs	3	3	0.03
Other income, net	—	(1)	(0.01)
Reorganization tax adjustments	—	(13)	(0.13)

GAAP as adjusted for special items	$62	$30	$0.30

Three Months Ended June 30, 2011	Operating
(unaudited, in millions except per share amounts)	income (loss)	Net (loss) income	EPS
GAAP as reported	$52	$61	$0.63

Adjustments for special items:
Foreign currency translation gain	—	(4)	(0.04)
Severance	3	2	0.02
Closure costs, impairment and other related charges	4	3	0.03
Net gain on disposition of assets	(3)	(2)	(0.02)
Post-emergence costs	—	8	0.08
Other income, net	—	(5)	(0.05)

GAAP as adjusted for special items	$56	$63	$0.65

Six Months Ended June 30, 2012	Operating
(unaudited, in millions except per share amounts)	income (loss)	Net income (loss)	EPS
GAAP as reported	$(10)	$3	$0.03

Adjustments for special items:
Foreign currency translation gain	—	(5)	(0.05)
Severance	3	2	0.02
Closure costs, impairment and other related charges	93	49	0.50
Inventory write-downs included in cost of sales	7	4	0.04
Net gain on disposition of assets	(24)	(13)	(0.13)
Post-emergence costs	—	3	0.03
Transaction costs	7	7	0.07
Other income, net	—	(3)	(0.03)
Reorganization tax adjustments	—	(10)	(0.10)

GAAP as adjusted for special items	$76	$37	$0.38

Six Months Ended June 30, 2011	Operating
(unaudited, in millions except per share amounts)	income (loss)	Net (loss) income	EPS
GAAP as reported	$79	$91	$0.94

Adjustments for special items:
Foreign currency translation gain	—	(33)	(0.34)
Severance	7	5	0.05
Closure costs, impairment and other related charges	17	12	0.12
Inventory write-downs included in cost of sales	1	1	0.01
Net gain on disposition of assets	(4)	(3)	(0.03)
Post-emergence costs	—	16	0.16
Other income, net	—	(6)	(0.06)
Reorganization tax adjustments	—	(10)	(0.10)

GAAP as adjusted for special items	$100	$73	$0.75

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

STATEMENTS OF EBITDA AND ADJUSTED EBITDA

A reconciliation of our net income including noncontrolling interests to EBITDA and Adjusted EBITDA is presented in the tables below. See Note 7 to the Unaudited Consolidated Financial Statement Information regarding our use of non-GAAP measures EBITDA and Adjusted EBITDA

Three Months Ended June 30, 2012 (unaudited, in millions)	Newsprint	Coated papers	Specialty papers	Market pulp	Wood products	Corporate and other	Total
Net income (loss) including noncontrolling interests	$32	$4	$27	$(7)	$12	$(133)	$(65)
Interest expense, net						18	18
Income tax provision						1	1
Depreciation, amortization and cost of timber harvested	18	9	12	10	9		58

EBITDA	50	13	39	3	21	(114)	12

Foreign currency translation loss						9	9
Severance						1	1
Closure costs, impairment and other related charges						88	88
Inventory write-downs included in cost of sales						7	7
Net gain on disposition of assets						(1)	(1)
Post-emergence costs						3	3
Transaction costs						3	3
Other income, net						(2)	(2)

Adjusted EBITDA	$50	$13	$39	$3	$21	$(6)	$120

Three Months Ended June 30, 2011 (unaudited, in millions)	Newsprint	Coated papers	Specialty papers	Market pulp	Wood products	Corporate and other	Total
Net income (loss) including noncontrolling interests	$26	$23	$11	$14	$(14)	$1	$61
Interest expense, net						28	28
Income tax benefit						(39)	(39)
Depreciation, amortization and cost of timber harvested	17	8	13	7	10	(1)	54

EBITDA	43	31	24	21	(4)	(11)	104

Foreign currency translation gain						(2)	(2)
Severance						3	3
Closure costs, impairment and other related charges						4	4
Net gain on disposition of assets						(3)	(3)
Post-emergence costs						11	11
Other income, net						(7)	(7)

Adjusted EBITDA	$43	$31	$24	$21	$(4)	$(5)	$110

Six Months Ended June 30, 2012 (unaudited, in millions)	Newsprint	Coated papers	Specialty papers	Market pulp	Wood products	Corporate and other	Total
Net income (loss) including noncontrolling interests	$53	$3	$42	$(28)	$6	$(108)	$(32)
Interest expense, net						34	34
Income tax benefit						(9)	(9)
Depreciation, amortization and cost of timber harvested	36	19	24	18	18		115

EBITDA	89	22	66	(10)	24	(83)	108

Foreign currency translation gain						(3)	(3)
Severance						3	3
Closure costs, impairment and other related charges						93	93
Inventory write-downs included in cost of sales						7	7
Net gain on disposition of assets						(24)	(24)
Post-emergence costs						5	5
Transaction costs						7	7
Other income, net						(5)	(5)

Adjusted EBITDA	$89	$22	$66	$(10)	$24	$(0)	$191

Six Months Ended June 30, 2011 (unaudited, in millions)	Newsprint	Coated papers	Specialty papers	Market pulp	Wood products	Corporate and other	Total
Net income (loss) including noncontrolling interests	$45	$26	$11	$37	$(17)	$(11)	$91
Interest expense, net						58	58
Income tax benefit						(53)	(53)
Depreciation, amortization and cost of timber harvested	37	17	24	14	17		109

EBITDA	82	43	35	51	—	(6)	205

Foreign currency translation gain						(30)	(30)
Severance						7	7
Closure costs, impairment and other related charges						17	17
Inventory write-downs included in cost of sales						1	1
Net gain on disposition of assets						(4)	(4)
Post-emergence costs						22	22
Other income, net						(9)	(9)

Adjusted EBITDA	$82	$43	$35	$51	$—	$(2)	$209

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

1.	Acquisition of Fibrek Inc.

On December 15, 2011, we announced an offer to purchase all of the issued and outstanding shares of Fibrek Inc. (“Fibrek”), a producer and marketer of virgin and recycled kraft pulp, operating three mills. Our acquisition of Fibrek has been achieved in stages. In connection with the offer, as of April 23, 2012, we had taken up and accepted for payment approximately 48.8% of the then outstanding Fibrek shares. On May 2, 2012, we took up and accepted for payment additional shares of Fibrek, after which we owned a controlling interest (approximately 50.1% of the then outstanding Fibrek shares) and Fibrek became a consolidated subsidiary. We subsequently acquired additional shares of Fibrek and, as of May 17, 2012 (the date the offer expired), we owned approximately 74.6% of the then outstanding Fibrek shares. As aggregate consideration for all of the Fibrek shares we purchased, we distributed approximately 2.8 million newly-issued shares of our common stock and Cdn$53 million ($53 million, based on the exchange rates in effect on each of the dates we acquired the shares of Fibrek) in cash. Consequently the results reported for the second quarter of 2012 include the financial results of Fibrek for the period from May 2, 2012 to June 30, 2012. Fibrek’s results of operations are included in the market pulp segment.

2.	Closure costs, impairment and other related charges for the three and six months ended June 30, 2012 and 2011 were comprised of the following:

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited, in millions)	2012	2011	2012	2011
Accelerated depreciation	$—	$3	$—	$4
Impairment of assets held for sale	70	—	70	—
Impairment of long-lived assets	—	—	—	7
Severance and other costs	18	1	23	6

	$88	$4	$93	$17

Impairment of assets held for sale

In June 2012, we announced the indefinite idling of our Mersey newsprint mill in Nova Scotia. During the three months ended June 30, 2012, we recorded long-lived asset impairment charges of $70 million (including a $7 million write-down of an asset retirement obligation for environmental liabilities) related to the assets held for sale for our interest in Bowater Mersey Paper Company Limited (our “Mersey operations”) to reduce the carrying value of our net assets to fair value less costs to sell.

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

Severance and other costs

During the three months ended June 30, 2012, we recorded $9 million of severance costs and $7 million for a pension plan curtailment loss as a result of the indefinite idling of our Mersey newsprint mill and $2 million for a pension plan settlement loss related to a workforce reduction at our Mersey Operations in the fourth quarter of 2011.

During the six months ended June 30, 2012, we also recorded $2 million of severance costs and a $2 million pension curtailment loss as a result of a workforce reduction at our Baie-Comeau paper mill, as well as a $1 million credit adjustment for severance costs and a $2 million pension curtailment loss related to the permanent closure in December 2011 of a paper machine at our Kenogami, Quebec paper mill.

3.	During the three months ended June 30, 2012, we sold our Petit Saguenay sawmill, our recycling division’s assets located in Phoenix, Arizona and various other assets resulting in a net gain on disposition of assets of approximately $1 million.

During the six months ended June 30, 2012, we also sold a portion of our Mersey timberlands and various other assets for proceeds of $26 million, resulting in a net gain on disposition of assets of $23 million.

As of June 30, 2012, we held for sale our Mersey operations and a parcel of land. The assets held for sale are carried in our Consolidated Balance Sheets as of June 30, 2012 and December 31, 2011 at the lower of carrying value or fair value less costs to sell. We expect to complete a sale of all of these assets within the next twelve months for amounts that equal or exceed their individual carrying values.

4.	During the three months ended June 30, 2012, we recorded a foreign currency translation loss of $9 million. This loss is a result of the weaker Canadian dollar relative to the U.S. dollar at June 30, 2012 and its impact on the translation of our Canadian dollar net monetary assets in the Company’s principal Canadian operating subsidiary. During the six months ended June 30, 2012, we recorded a foreign currency translation gain of $3 million as a result of the translation of our Canadian dollar balance sheet amounts.

5.	During the three months ended June 30, 2012, we recorded an income tax provision of $1 million, which included an increase in the valuation allowance related to costs associated with the indefinite idling of our Mersey operations, a $13 million favorable reorganization-related adjustment, as well as foreign exchange related items. The income tax benefit of $9 million for the six months ended June 30, 2012, also included favorable adjustments related to research and development tax incentives, offset by an unfavorable reorganization-related tax adjustment.

6.	For the calculation of basic and diluted income per share for the three and six months ended June 30, 2012 and 2011, no adjustments to net income attributable to Resolute Forest Products were necessary.

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

7.	Tables represent a reconciliation of certain financial statement line items reported under generally accepted accounting principles (“GAAP”) to our use of non-GAAP measures of operating income (loss), net income (loss) and net income (loss) per share, in each case adjusted for special items, as well as EBITDA and adjusted EBITDA, in each case by reportable segment. We believe that these measures are useful because they allow the reader to more easily compare our ongoing operations, financial performance and EPS from period to period. They are also consistent with the indicators management uses internally to measure our performance. These non-GAAP measures should be considered in addition to and not a substitute for measures of financial performance calculated and presented in accordance with GAAP in our consolidated statement of operations in our filings with the Securities and Exchange Commission. Consequently, readers should rely on GAAP operating income (loss), operating income (loss) by reportable segment, net income (loss) and net income (loss) per share. Non-GAAP measures included in our press release include:

Operating income (loss) adjusted for special items—is defined as operating income (loss) from our Consolidated Statements of Operations excluding special items, such as closure costs, impairment and other related charges, severance costs, inventory write-downs, gains and losses on dispositions of assets, transaction costs and other charges or credits that are excluded from our segment’s performance from GAAP operating income (loss).

Net income (loss) adjusted for special items—is defined as net income (loss) from our Consolidated Statements of Operations excluding the same items as under operating income (loss) adjusted for the special items, in addition to the effects of foreign currency translation, post-emergence costs, other income (expense) and reorganization tax adjustments.

Net income (loss) per share (EPS) adjusted for special items—is defined as diluted EPS calculated based on the net income (loss) adjusted for special items as described above.

EBITDA by reportable segment—is defined as net income (loss) including noncontrolling interests from our Consolidated Statements of Operations, allocated to each of our reportable segments (newsprint, coated papers, specialty papers, market pulp and wood products) in accordance with FASB ASC 290, “Segment Reporting,” and adjusted for depreciation, amortization and cost of timber harvested. EBITDA for the corporate and other segment is defined as net income (loss) including noncontrolling interests from our Consolidated Statements of Operations after the allocation to reportable segments, adjusted for interest expense, income taxes and depreciation, amortization and cost of timber harvested.

Adjusted EBITDA—is defined as EBITDA excluding the special items described above.